Patrick E. Nicholls
C.O.B. Nicholls & Associates/Nicholls Securities Limited
C/O Langlois Gaudreau
Barristers & Solicitors
Scotia Tower
1002, Sherbrooke Street West
28th Floor
Montreal, Quebec  H3A 3L6
Attention:  Gerald N. Apostolatos

Thursday, June 24, 1999

GlobalNetCare, Inc.
2000 McGill College, Suite 950
Montreal, Quebec  H3A 3H3

Attention:  Board of Directors

Dear Sirs,

Thank you for your acceptance of the offer to provide corporate relations services to GlobalNetCare, Inc. This contact is now amended and supercedes any other agreement such that Patrick Nicholls (Nicholls) or its nominees which shall also include Frank Corrigan will receive free trading options as follows:

100,000 share options at US$3.00 and 50,000 share options at U.S.$6.00 to be issued when and if, during the term of this contract, the public stock price on any trading day is respectively U.S$3.00 and U.S.$6.00 forthwith for each of Corrigan and Nicholls. For the purposes of reporting Nicholls is a resident of the Province of Quebec and notices and documents may be delivered to the above noted address.

The other aspects of the contract remain as follows:

     Term of six months commenced May 1, 1999 and expiring November 30, 1999 at a rate of rate of $11,000.00 (Canadian) per month in advance plus travel and accommodation expenses for Nicholls and/or Corrigan From and to Toronto and Montreal. The contract is for corporate and investor relations work as directed by GlobalNetCare on a half time basis for each of Corrigan and Nicholls.

I look forward to the issuance of the options and acknowledge with thanks payments for the months of May and June.

Yours truly,                 On behalf of the Board of Directors

                             /S/ Nick Pedafronimos     /S/ Patrick Power
                             Nick Pedafronimos         Patrick Power


/S/ Patrick Nicholls       /S/ Dr. George Tsoukas     /S/ Dr. Chris Kokkalis
Patrick Nicholls           Dr. George Tsoukas         Dr. Chris Kokkalis

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